Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [****].

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “First Amendment”) is made and entered into effective as of December 15, 2025 (the “First Amendment Effective Date”), by and between 250 SEAPORT DISTRICT, LLC, a Delaware limited liability company (“Seller”), and 250 WATER STREET OWNER LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of August 15, 2025 (the “Agreement”), relating to certain real and other property, as more particularly set forth in the Agreement;

WHEREAS, as of the First Amendment Effective Date, Seller is not in default of any of the conditions to Closing set forth in Section 10(c) of the Agreement, and has delivered into escrow all documents and materials required to be delivered by Seller pursuant to Section 17(a) of the Agreement, provided that Purchaser has not agreed to the amount of the Noise Mitigation Escrow as set forth in Section 38(b) of the Agreement;

WHEREAS, as of the First Amendment Effective Date, Purchaser is not in default of any of the conditions to Closing set forth in Section 10(b) of the Agreement, and has delivered into escrow all documents and materials required to be delivered by Purchaser pursuant to Section 17(b) of the Agreement, provided that Purchaser has not yet delivered the balance of the Purchase Price, as adjusted pursuant to Section 7; and

WHEREAS, Seller and Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.Defined Terms; Recitals.  All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement. The above recitals are hereby incorporated by reference into this First Amendment.
2.Closing Date.  Notwithstanding anything to the contrary contained in the Agreement, the Closing Date shall be January 28, 2026, TIME BEING OF THE ESSENCE, and Purchaser shall have no further right to extend or adjourn the Closing Date.  Purchaser shall have the right, upon five (5) business days’ written notice to Seller (which may be by email), to request acceleration of the Closing prior to such extended Closing Date, and Seller shall use commercially reasonable efforts to accommodate such accelerated Closing Date; provided that Seller shall not be obligated to close prior to January 28, 2026.

3.Construction Noise Mitigation Notices. Seller shall adhere in all material respects to the protocols set forth as “Seller Responsibilities” on Exhibit A-1, including but not limited to (x) by written notice in the forms attached hereto as Exhibit A-2 (or as otherwise mutually agreed in writing by the parties), sent by certified mail no later than December 17, 2025, offer window treatment and alternative ventilation to the applicable owners or residents of buildings adjacent to the Property (the “Residents”) as required pursuant the Construction Noise Mitigation Requirements, and (y) provide Purchaser with proof of mailing to such owners or residents (the “Construction Noise Mitigation Notices”). Purchaser acknowledges that, pursuant to the terms of Section 3.02(c)(iii) of that certain Restrictive Declaration dated as of December 23, 2021 (the “Restrictive Declaration”), and recorded in the Office of The City Register of the City of New York as [****], such owners or residents have twenty (20) days to respond to such Construction Noise Mitigation Notices. Unless and until Closing occurs, Purchaser shall not be entitled to communicate with Residents regarding the Construction Noise Mitigation Notices (other than, for the avoidance of doubt, Purchaser’s receipt of responses as set forth on Exhibit A-1), and if Closing does not occur, then (x) upon the termination of the Agreement, Purchaser will turn over to Seller, and otherwise cooperate with Seller regarding, any items or information in Purchaser’s possession or control relating to the Construction Noise Mitigation Notices (including, without limitation, email and telephone accounts used therefor) and responses thereto, and (y) shall not communicate in any manner with Residents regarding the Construction Noise Mitigation Notices, the Restrictive Declaration or any matter relating thereto, which obligations under clauses (x) and (y) shall survive termination of the Agreement.
4.Construction Noise Mitigation Escrow.
(a)Section 38(b) and Exhibit 7 of the Agreement are hereby deleted in their entireties.
(b)At Closing, Seller shall direct Escrow Agent to retain a portion of the Purchase Price (the “Noise Mitigation Escrow”) in an amount equal to the greater of (i) [****], and (ii) the aggregate “Window Replacement” and/or “Window Air Conditioning Units” costs, calculated using the applicable per-unit costs set forth on Exhibit C attached hereto, multiplied by number of units (the “Accepting Units”) for which the owner or resident timely accepts the offer set forth in the applicable Construction Noise Mitigation Notice (as to window replacement or air conditioning units, as applicable). Escrow Agent shall hold the Noise Mitigation Escrow pursuant to the terms of an escrow agreement substantially in the form of Exhibit B attached hereto (the “Noise Mitigation Escrow Agreement”), which shall be executed by Seller, Purchaser and Escrow Agent at Closing. Following Closing, Purchaser shall be entitled to draw from the Noise Mitigation Escrow to fund the reasonable and documented out-of-pocket costs (the “Noise Mitigation Costs”) of replacing windows or installing air-conditioning units in any Accepting Units (the “Noise Mitigation Work”); provided that such Noise Mitigation Costs disbursed from the Noise Mitigation Escrow shall not exceed, on a per-unit basis, the amounts set forth on Exhibit C attached hereto without Seller’s prior written approval (but Purchaser may apply savings on any particular Accepting Unit to overages on any one or more other Accepting Units, so long as the aggregate disbursements for all such Accepting Units does not exceed the product of the applicable per-unit amounts set forth on Exhibit C multiplied by the number of all such Accepting Units). In connection with any such draw, Purchaser shall submit to Escrow Agent (with a copy to Seller) a written request for disbursement from the Noise Mitigation Escrow (a “Disbursement Request”) of Noise Mitigation Costs actually incurred by Purchaser in connection with the performance of the Noise Mitigation Work, to the extent such Noise Mitigation Costs have not been previously paid or reimbursed from the Noise Mitigation Escrow, as substantiated by copies of all invoices for which Purchaser is requesting disbursement, and the amount set forth in the applicable Disbursement Request shall be disbursed to Purchaser in accordance with the terms and conditions of the Noise Mitigation Escrow Agreement. For avoidance of doubt, a Disbursement Request may be submitted only for Noise Mitigation Costs. In performing the Noise Mitigation Work, Purchaser shall adhere, in all material respects, to the protocols set forth as “Purchaser Responsibilities” on Exhibit A-1. If Purchaser determines after Closing that no Noise Mitigation Work is required, then Purchaser shall promptly notify Seller and Escrow Agent in writing, in which event the Noise Mitigation Escrow shall be released to Seller.
(c)On June 30, 2026, Seller shall be entitled to the immediate return of the then-remaining balance of the Noise Mitigation Escrow, less an amount (the “Minimum Balance”) equal to the greater of (x) [****], and (y) any then due and unpaid Noise Mitigation Costs, calculated using the applicable per-unit costs set forth on Exhibit C attached hereto, for any applicable Accepting Units for which the Noise Mitigation Work is not complete as of such date. The Minimum Balance shall remain on deposit in the Noise Mitigation Escrow until December 31, 2026 (subject to disbursement to Purchaser as permitted hereby). On December 31, 2026, any remaining amount of the Noise Mitigation Escrow shall be immediately released to Seller, notwithstanding any incomplete Noise Mitigation Work.
(d)The provisions of this Section 4 shall survive Closing.
5.Condition to Closing. New clause (ix) is added to Section 10(c) of the Agreement that Seller shall have complied with Seller’s obligations under Section 3 of this First Amendment in all material respects.
6.Waiver and Release.
(a)Purchaser hereby irrevocably and unconditionally waives (i) any and all rights and remedies that Purchaser has or may have under the Agreement to terminate the Agreement, extend or adjourn Closing thereunder, and/or receive a refund of the Deposit, arising from or in connection with any response, claim, cause of action, proceeding, litigation, demand, or action relating to the Construction Noise Mitigation Notices or the Construction Noise Mitigation Requirements (collectively, “Claims”), other than as expressly set forth in Section 5 hereof or with respect to Seller’s failure to fund the Noise Mitigation Escrow at Closing as required pursuant to Section 4(b) hereof, and (ii) any failure of Seller’s representation and warranty pursuant to Section 11(c)(v) of the Agreement to be true and correct at Closing as a result of any Claims.
(b)From and after Closing, Purchaser shall be solely responsible for any and all Claims, and Seller shall have no obligation or liability therefor (other than disbursements from the Noise Mitigation Escrow as permitted under the Agreement, as amended hereby, and the Noise Mitigation Escrow Agreement. From and after Closing, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and the other Seller Related Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this First Amendment, which Purchaser has or may have in the future, arising out of or relating to the Claims (other than with respect to Seller’s fraud or fraudulent concealment of any fact or information relating to such Claims prior to Closing).
(c)The provisions of this Section 6 shall survive Closing.
7.No Other Changes.  Except as expressly set forth in this First Amendment, the Agreement shall remain unmodified and in full force and effect, and the Agreement, as modified herein, is ratified and confirmed.  All references in the Agreement to “this Agreement” shall hereafter be deemed to refer to the Agreement as amended by this First Amendment.  In the event of any of a conflict or inconsistency between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall supersede, govern and control.
8.Miscellaneous.  This First Amendment contains the entire agreement between the parties with respect to the subject matter hereof and are intended to be an integration of all prior negotiations and understandings with respect thereto.  Nothing in this First Amendment, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and their respective successors and assigns.  This First Amendment may be executed in one or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this First Amendment.  The parties acknowledge and agree that a digital image of the signature page to this First Amendment transmitted by facsimile or email in a portable document format (.pdf) (or an equivalent thereof) shall constitute an original signature page with the same effect as delivery of the originals.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have executed this First Amendment on the date first set forth herein.

SELLER:

250 SEAPORT DISTRICT, LLC a Delaware limited liability company

By:	/s/ Matt Partridge
Name: Matt Partridge
Title: Chief Executive Officer

[Signatures Continue on Following Page]

PURCHASER:

250 WATER STREET OWNER LLC, a Delaware limited liability company

By:	/s/ Nicholas Silvers
Name: Nicholas Silvers
Title: Authorized Signatory

[Signatures Continue on Following Page]

Acknowledged and consented to by Escrow Agent:

KENSINGTON VANGUARD NATIONAL LAND SERVICES OF NY, LLC, as Escrow Agent

By:	/s/ Kristin V. Bellouny
Name:	Kristin V. Bellouny
Title:	CUC & EVP